CONFORMED COPY

                               DATED 22 June 1998

                               OMNICOM GROUP INC.

                                     - and -

                               MORGAN STANLEY S.A.

                                   and Others

                             ---------------------

                             SUBSCRIPTION AGREEMENT

                                   relating to
                                FRF 1,000,000,000
                          5.20 per cent. Notes due 2005

                             ---------------------

                                 Clifford Chance
                                     London

Reference              Description                  Procedures and Findings
---------              -----------                  -----------------------

The Issuer's           Total capitalisation         We added total long-term
Capitalisation,        at March 31, 1998            debt and total shareholders'
page 18                and March 31, 1997.          equity, noting agreement
                                                    with total capitalisation at
                                                    March 31, 1998 and
                                                    March 31, 1997

THIS AGREEMENT is made on 22 June 1998

BETWEEN:

(1)   OMNICOM GROUP INC. (the "Issuer"); and

(2) MORGAN STANLEY S.A. ("MSSA"), SOCIETE GENERALE, DRESDNER BANK AKTIENGESELLSCHAFT, BANQUE NATIONALE DE PARIS, PARIBAS, CREDIT AGRICOLE INDOSUEZ, CREDIT COMMERCIAL DE FRANCE and NATEXIS BANQUE (together with MSSA, the "Managers").

The Issuer and the Managers wish to record the arrangements agreed between them in relation to an issue of FRF 1,000,000,000 5.20 per cent. Notes due 2005 of the Issuer (the "Notes", which expression where the context so admits shall include the Temporary Global Note (the "Temporary Global Note") to be delivered in respect of them and the Permanent Global Note (the "Permanent Global Note") for which interests in the Temporary Global Note are exchangeable). The Permanent Global Note will, in turn, be exchangeable for Notes in definitive form ("Definitive Notes") with interest coupons ("Coupons") attached, in the circumstances specified in the Permanent Global Note. The Notes will be in bearer form in the denominations of FRF 10,000 and FRF 100,000 each.

1. ISSUE OF THE NOTES AND PUBLICITY

(A)   Agreement to Issue

The Issuer agrees to issue the Notes to the Managers or as they may direct on 24 June 1998 or such later date, not being later than 10 July 1998, as the Issuer and MSSA on behalf of the Managers may agree (the "Closing Date"). The Notes will be subscribed at a price equal to 99.822 per cent. of the principal amount of the Notes (the "Issue Price") less the commissions, concessions and other amounts which the Issuer has authorised to be deducted from the Issue Price hereunder (the "Selling Price"). References in this Agreement to the "Pre-Closing Date" are to the last day preceding the Closing Date on which banks are open for business and on which dealings in foreign currency may be carried on in London.

(B)   The Notes

The Issuer will, not later than the Closing Date, enter into (and provide MSSA with a copy of):

      (1) a fiscal agency agreement (the "Fiscal Agency Agreement") with Societe Generale Bank & Trust S.A., Luxembourg as fiscal agent and the other paying agent referred to in it; and

      (2) a deed of covenant (the "Deed of Covenant") each substantially in the form of the draft signed for identification by Clifford Chance and Dewey Ballantine LLP with such changes as may be approved by MSSA. The Fiscal Agency Agreement and the Deed of Covenant are together referred to as the "Contracts".

(C)   Offering Circular

The Issuer confirms that it has prepared an offering circular dated 22 June 1998 (the "Offering Circular"), which expression shall include any amendment or supplement prepared pursuant to Clause 7(C)) for use in connection with the issue of the Notes and hereby authorises the Managers to distribute copies of it, in accordance with the restrictions set forth in Schedule I attached hereto, copies of it in preliminary or draft form having already been distributed with the consent of the Issuer.

(D)   Publicity

The Issuer confirms the arrangements made on its behalf by MSSA for announcements in respect of the Notes to be published on such dates and in such newspapers or other publications as it may agree with MSSA. It is acknowledged by MSSA that announcements in respect of the Notes will be published only with the Issuer's prior agreement on matters of form, substance and places of publication.

2.    STABILISATION

MSSA may, to the extent permitted by applicable laws, over-allot or effect transactions in any over-the-counter market or otherwise in connection with the distribution of the Notes with a view to stabilising or maintaining the market price of the Notes at levels other than those which might otherwise prevail in the open market but in doing so MSSA shall act as principal and not as agent of the Issuer and any loss resulting from over-allotment or stabilisation will be borne, and any profit arising from them shall be retained, by MSSA. Such stabilising shall be conducted in accordance with all applicable laws and rules. MSSA acknowledges that the Issuer has not authorised, and shall not be obligated to undertake, the issue of Notes in a principal amount exceeding FRF 1,000,000,000.

3.    AGREEMENTS BY THE MANAGERS

(A)   Subscription

The Managers jointly and severally agree to subscribe and pay for the Notes at the Selling Price on the Closing Date on the terms of this Agreement.

(B)   Restrictions

Each Manager represents, warrants and agrees in the terms set out in Schedule I attached hereto.

(C)   Managers' Indemnity

Each Manager agrees to indemnify the Issuer and each of its directors, officers and employees, against any loss, liability, cost, expense, claim or action (including all reasonable costs, charges or expenses paid or incurred in disputing or defending any of the foregoing) which any of them may incur or which may be made against any of them arising out of, in relation to or in connection with, any failure by such Manager to observe the terms and provisions set out in Schedule I hereto

4.    LISTING

(A)   Application for Listing

The Issuer confirms that it has authorised MSSA to make, or cause to be made, an application on its behalf for the Notes to be listed on the Paris Bourse (the "Stock Exchange").

(B)   Supply of Information

The Issuer agrees to deliver to MSSA for delivery to the Stock Exchange copies of the Offering Circular and to take such other steps as may be required for the purpose of obtaining such listing.

(C)   Maintenance of Listing

The Issuer will use all reasonable endeavours to obtain and maintain such listing for as long as any Note is outstanding. If, however, it is unable to do so, having used such endeavours, or if the maintenance of such listing is unduly onerous, the Issuer will instead use all reasonable endeavours to obtain and maintain a listing for the Notes on such other stock exchange as it may (with the approval of MSSA) decide.

5.    REPRESENTATIONS AND WARRANTIES

The Issuer represents and warrants to the Managers and each of them that:

(1) Incorporation: it is duly incorporated and validly existing under the laws of the State of New York, with full corporate power and authority to conduct its business as described in the Offering Circular;

(2) Capacity: it has full corporate power and capacity to create and issue the Notes, to execute this Agreement and the Contracts and to undertake and perform the obligations expressed to be assumed by it herein and therein, and the Issuer has taken all necessary action to approve and authorise the same;

(3) Validity of Contracts: this Agreement has been duly authorised, executed and delivered by the Issuer and constitutes, and the Contracts have been duly authorised by the Issuer and on the Closing Date, upon their execution and delivery by the Issuer, will constitute, valid, legally binding and enforceable obligations of the Issuer;

(4) Validity of Notes: the Notes have been duly authorised by the Issuer and, when duly executed, authenticated, issued and delivered in accordance with the Fiscal Agency Agreement, will constitute valid, legally binding and enforceable obligations of the Issuer;

(5) Status: the Notes will constitute direct, general and unconditional obligations of the Issuer which (i) rank pari passu among themselves and (ii) (subject to Condition 3 of the Notes) will at all times rank at least pari passu with all other present and future unsecured obligations of the Issuer, save for such obligations as may be preferred by provisions of law that are both mandatory and of general application;

(6) Consents: no action or thing is required to be taken, fulfilled or done (including, without limitation, the obtaining of any consent or licence or the making of any filing or registration) for or in connection with the execution and delivery of this Agreement and the Contracts, the issue of the Notes, the carrying out of the transactions contemplated therein or the compliance by the Issuer with the terms of the Notes and the Contracts, except for those which have been, or will on or prior to the Closing Date be, obtained and are, or will on the Closing Date be, in full force and effect;

(7) Compliance: the execution and delivery of this Agreement and the Contracts, the issue of the Notes, the carrying out of the transactions contemplated therein and compliance with the terms thereof do not and will not (a) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the articles of incorporation, charter, by-laws (or other constitutive documents) of the Issuer or any indenture, trust deed, mortgage or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which any of them or any of their respective properties is bound, or (b) infringe any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental body or court or regulatory body, domestic or foreign, having jurisdiction over the Issuer, any such subsidiary or any of their respective properties;

(8) Offering Circular: the Offering Circular, as of the date hereof, is accurate in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Offering Circular will be, as of the Closing Date, accurate in all material respects and will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances existing at the Closing Date, not misleading, provided that the Issuer makes no representation or warranty as to statements or omissions from the list of Managers on the cover page of the Offering Circular or under the caption "Subscription and Sale" in the Offering Circular, which statements were made in reliance upon, and in conformity with, information furnished in writing to the Issuer by the Managers specifically for inclusion therein;

(9) Financial Statements: (a) the consolidated financial statements of the Issuer and its consolidated subsidiaries taken as whole (the "Consolidated Group") for the years ended 31 December 1996 and 31 December 1997 and the consolidated financial statements of the Consolidated Group for the three month period ended 31 March 1998 in each case appearing in the Offering Circular were prepared in accordance with accounting principles generally accepted in, and pursuant to the relevant laws of, the United States of America consistently applied (except as otherwise disclosed in the Offering Circular) and present fairly the financial position of the Consolidated Group as at the dates, and the results of operations and changes in financial position of the Consolidated Group for the periods, in respect of which they have been prepared and (b) since 31 December 1997 there has been no change, nor any development or event involving a prospective change of which the Issuer is, or might reasonably be expected to be, aware which is materially adverse to the condition (financial or other), results of operations or general affairs of the Issuer or of the Consolidated Group;

(10) Litigation: there are no pending actions, suits or proceedings against or affecting the Issuer, any of its subsidiaries or any of their respective properties which, if determined adversely to the Issuer or any such subsidiary, could individually or in the aggregate have an adverse effect on the condition (financial or other), results of operations or general affairs of the Issuer or the Consolidated Group or would materially adversely affect the ability of the Issuer to perform its obligations under this Agreement, the Contracts or the Notes or which are otherwise material in the context of the issue of the Notes and, to the best of the Issuer's knowledge, no such actions, suits or proceedings are threatened or contemplated;

(11) Events of Default: no event has occurred or circumstance arisen which, had the Notes already been issued, might (whether or not with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement) constitute an event described under "Events of Default" in the Terms and Conditions of the Notes set out in the Offering Circular; and

(12) Regulation S: neither the Issuer nor its affiliates nor any persons acting on its or their behalf has engaged or will engage in any directed selling efforts (as defined in Regulation S under the United States Securities Act of 1933, as amended (the "Securities Act")) with respect to the Notes and it and they have complied and will comply with the offering restrictions requirement of such Regulation.

The representations and warranties of the Issuer in paragraphs (6) and (7) of this Clause are, however, made in reliance on fulfilment by the Managers of their representations, warranties and agreements set out in paragraph (B) of
Schedule I attached hereto.

6.    INDEMNITY

(1) The Issuer undertakes to indemnify each Manager and its directors, officers and employees, and any affiliates of such Manager (each an "indemnified person") against any loss, liability, cost, claim, action or expense (including, but not limited to, all reasonable costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) which any of them may incur or which may be made against any of them arising out of or in relation to or in connection with any inaccuracy or alleged inaccuracy in any of the representations and warranties contained in Clause 5 hereof or in connection with any inaccurate statement or alleged inaccurate statement contained in the Offering Circular or any omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading. The Issuer expressly acknowledges that it shall not be released from such obligation by reason of the fact that MSSA has assisted in the preparation of the Offering Circular. The Issuer shall not be required to indemnify any indemnified person in respect of any inaccuracy or alleged inaccuracy of any of the representations and warranties herein as to statements in or omissions from the list of Managers on the cover page of the Offering Circular or the statements under the caption "Subscription and Sale" in the Offering Circular.

(2) Conduct of claims: If any claim, demand or action is brought or asserted in respect of which any indemnified person is entitled to be indemnified by another person (the "Indemnifier") under Clause 3(C) or Clause 6(1) (each a "Claim"), the following provisions shall apply:

      (a) Notification: each indemnified person shall promptly notify the Indemnifier (but failure to do so shall not relieve the Issuer from liability);

      (b) Assumption of defence: the Indemnifier shall, subject to Clause 6(3), be entitled to assume the defence of the relevant Claim including the retention of legal advisers approved by each indemnified person, subject to the payment by the Indemnifier of all legal and other expenses of such defence;

      (c) Separate representation: if the Indemnifier assumes the defence of the relevant Claim, each indemnified person shall be entitled to retain separate legal advisers and to participate in such defence but the legal or other expenses incurred in so doing shall, subject to Clause 6(3), be borne by such indemnified person unless the Indemnifier has specifically authorised such retention or participation.


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

(3) Conduct by Indemnified Person: Notwithstanding Clause 6(2), an indemnified person may retain separate legal advisers in each relevant jurisdiction and direct the defence of the relevant Claim and the Indemnifier shall reimburse such indemnified person for any legal or other expenses reasonably so incurred if:

      (a) Indemnifier's failure: the Indemnifier (having assumed such defence) fails to retain for such purpose legal advisers approved by such indemnified person;

      (b) Conflict of interest: such indemnified person has reasonably concluded that the use of any legal advisers chosen by the Indemnifier to represent such indemnified person may present such legal advisers with a conflict of interest; or

      (c) Different defences: the actual or potential defendants in, or targets of, such Claim include both the Indemnifier and such indemnified person and such indemnified person has reasonably concluded that there may be legal defences available to it which are different from or additional to those available to the Indemnifier.

(4) Mitigation of loss: Each indemnified person agrees that it shall take all reasonable steps to mitigate any loss, liability, cost, claim, action or expense in relation to any claim in respect of which it seeks indemnification hereunder.

(5) Settlement: The Indemnifier shall not, without the prior written consent of each indemnified party, settle or compromise, or consent to the entry of judgment with respect to, any pending or threatened Claim (irrespective of whether any indemnified person is an actual or potential defendant in, or target of, such Claim) unless such settlement, compromise or consent includes an unconditional release of each indemnified person from all liability arising out of the matters which are the subject of such Claim. The Indemnifier shall not be liable to indemnify any indemnified person where the relevant Claim has been settled or compromised without its prior written consent (which shall not be unreasonably withheld).

(6) Benefit of agreement: Each of the Managers has entered into this Clause for itself and as bare trustee for each of its affiliates and each officer, director and employee of it or any such affiliate (each, a "Third Party"). Each of the Managers shall have an absolute discretion whether or not to exercise or enforce any right hereunder, be free to deal with its rights hereunder without regard to the interests of any Third Party, not be required to account to any Third Party in respect of any amount which it receives hereunder and not be liable to any Third Party for any loss arising from any act or omission with respect hereto.

(7) Interpretation: Term used in this Clause have the meanings given to them by the Securities Act and the regulations thereunder.

7. UNDERTAKINGS BY THE ISSUER The Issuer undertakes with the Managers as follows:

(A) Taxes: The Issuer will bear and pay all stamp and other taxes and duties (including interest and penalties) payable pursuant to the laws applicable in the United States of America and the United Kingdom on or in connection with the issue and purchase by the Managers of the Notes and the execution or delivery of this Agreement and the Contracts.

(B) Warranties: The Issuer will forthwith notify the Managers if, at any time prior to payment of the net subscription moneys to the Issuer on the Closing Date, anything occurs which renders or may render untrue or incorrect in any respect any of the warranties contained in Clause 5.

(C) Amendment to Offering Circular: The Issuer will notify MSSA if, at any time prior to completion (in the view of MSSA) of the distribution of the Notes, any event shall have occurred as a result of which the Offering Circular would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made when such Offering Circular is delivered, not misleading or if for any other reason it shall be necessary to amend or supplement the Offering Circular and, upon request from MSSA, prepare and furnish without charge to the Managers as many copies as MSSA may from time to time reasonably request of an amended Offering Circular or a supplement to the Offering Circular which will correct such statement or omission.

(D) Delivery of Offering Circular: The Issuer will deliver to MSSA three copies of the Offering Circular and will deliver to the Managers as many copies of the Offering Circular as they may reasonably require;

(E) No Announcements: From the date hereof to, and including, the Closing Date the Issuer shall not, without prior notice to MSSA, make any public announcement which might reasonably be expected to have an adverse effect on the marketability of the Notes.

8.    CONDITIONS PRECEDENT

(A) This Agreement and the obligations of the Managers to purchase the Notes under it are conditional upon:

(1) Contracts: the execution and delivery (on or before the Closing Date) of the Fiscal Agency Agreement and the Deed of Covenant by the respective parties;

(2) Listing: the Stock Exchange having agreed to list the Notes, subject only to the issue of the Temporary Global Note, or MSSA being satisfied that such listing will be granted shortly after the Closing Date;

(3) Legal Opinions: on or before the Pre-Closing Date, there having been delivered to MSSA on behalf of the Managers opinions, in form and substance satisfactory to MSSA, dated the Closing Date of:

      (1)   Dewey Ballantine LLP, New York legal advisers to the Issuer;

      (2)   Mr. B. Wagner, General Counsel of the Issuer; and

      (3)   Clifford Chance, English legal advisers to the Managers;

(4) Auditors' Letters: on the date of this Agreement and on the Pre-Closing Date, there having been delivered to the Managers letters, in the form or substantially in the form set out in Schedule II hereof dated the date of this Agreement and the Closing Date, respectively, and addressed to the Managers from Arthur Andersen, LLP, the auditors of the Issuer;


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

(5) Process Agent: on or before the Pre-Closing Date, there having been delivered to MSSA on behalf of the Managers evidence that the person mentioned in Clause 15(B)(2) has agreed to receive process in the manner specified therein;

(6) Compliance: at the Closing Date (1) the representations and warranties of the Issuer in this Agreement being true, accurate and correct in all material respects at, and as if made on, the Closing Date and (2) the Issuer having performed all of its obligations under this Agreement to be performed on or before the Closing Date and there having been delivered to the Managers on or before the Closing Date a certificate, dated the Closing Date, signed by a duly authorised officer of the Issuer to such effect; and

(7) Rating: at the Closing Date there having occurred no downgrading, nor any notice having been given of (a) any intended or potential downgrading or (b) any review or possible change which does not indicate the direction of any such change, in the rating accorded to any other debt securities of the Issuer by any rating agency.

(B) Waiver: MSSA on behalf of the Managers may, at its discretion and upon such terms as it thinks fit, waive compliance with the whole or any part of Clause 8 (other than sub-Clauses (A) (1) and (2)).

9.    CLOSING

(A) Issue of Notes: At 3.00 p.m. (London time) (or such other time as may be agreed between MSSA, on behalf of the Managers, and the Issuer) on the Closing Date, the Issuer will issue and deliver to the Managers or their order in such place as MSSA may reasonably require the Temporary Global Note duly executed and authenticated.

(B) Payment: Against such delivery the Managers will pay or cause to be paid to the Issuer the net subscription moneys for the Notes (being the aggregate amount payable for the Notes calculated at the Issue Price less the concession and commission referred to in Clause 10 and the amount referred to in Clause 11(B)). MSSA (on behalf of the Managers) shall cause such payment to be made by a depositary (the "Common Depositary") common to Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System and Cedel Bank, societe anonyme on behalf of the Managers, in immediately available funds to such French Franc account in Paris as shall be notified by the Issuer to MSSA evidence of such payment taking the form of a confirmation by the Common Depositary that it has made the relevant payment to the Issuer.

10.   CONCESSIONS AND COMMISSIONS

(A) Combined management and underwriting commission: The Issuer shall, on the Closing Date, pay to MSSA (on behalf of the Managers) a combined management and underwriting commission of 0.20 per cent. of the aggregate principal amount of the Notes. Such commission shall be deducted from the Issue Price.

(B) Selling Concession: The Issuer shall allow to MSSA (on behalf of the Managers) a selling concession of 0.20 per cent. of the principal amount of the Notes. Such concession shall be deducted from the Issue Price.


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

11.   EXPENSES

(A) General Expenses: The Issuer agrees to pay the fees and expenses of the Fiscal Agent and the Paying Agents in relation to the preparation and execution of this Agreement and the Fiscal Agency Agreement, the issue and authentication of the Notes and the performance of their duties under the Fiscal Agency Agreement.

(B) Managers' Expenses: In addition, the Issuer will pay an amount in lieu of reimbursement of the Managers' legal and other expenses incurred in connection with the issue of the Notes and an amount in respect of certain expenses associated with the issue of the Notes, all as separately agreed between MSSA and the Issuer. Such amount will be deducted from the Issue Price.

(C) Payment: All payments in respect of the costs, fees and expenses referred to in Clause 11(B) shall be satisfied by the Issuer making them to MSSA, and the Issuer shall not be concerned with the apportionment of such payments between the Managers or the payment of them to other persons.

12.   TERMINATION

(A) Managers' ability to terminate: Despite anything contained in this Agreement, MSSA on behalf of the Managers may give a termination notice to the Issuer at any time prior to payment of the net subscription moneys for the
Notes:

      (a)   if in the opinion of MSSA, circumstances shall be such as:

            (i) to prevent or to a material extent restrict payment for the Notes in the manner contemplated in this Agreement; or

            (ii) to a material extent prevent or restrict settlement of transactions in the Notes in the market or otherwise; or

      (b)   if in the opinion of MSSA, there shall have been:

            (i) any change in national or international political, legal, tax or regulatory conditions; or

            (ii)  any calamity or emergency,

            which has in its view caused a substantial deterioration in the price and/or value of the Notes.

(B) Consequences of termination: Upon such notice being given this Agreement shall terminate and be of no further effect and no party shall be under any liability to any other in respect of this Agreement, except that (i) the Issuer shall remain liable under Clause 11 for the payment of the costs and expenses already incurred or incurred in consequence of such termination, (ii) the Managers shall remain liable under Clauses 3(B) and 3(C) and (iii) the respective obligations of the parties under Clause 13 which would have continued had the arrangements for the subscription and issue of the Notes been completed, shall continue.

13.   SURVIVAL OF REPRESENTATIONS AND OBLIGATIONS

The representations, warranties, agreements, undertakings and indemnities in this Agreement shall continue in full force and effect despite completion of the arrangements for the subscription and issue of the Notes or any investigation made by or on behalf of the Managers or any of them.

14.   COMMUNICATIONS

Any  communication   shall  be  given  by  letter,  or  by  telex  or  facsimile transmission in the case of notices to the Issuer, to it at:

Omnicom Group Inc.
437 Madison Avenue
New York, N.Y. 10022

U.S.A.

Fax no.: (212) 415 3530
Attention: Treasurer

and in the case of notices from the Issuer to the Managers, to MSSA at:

25 rue de Balzac
75406 Paris
Cedex 08

Telephone No.: 00 331 5377 7000
Telex No.: 644303
Fax No.: 00 331 5377 7099
Attention: Head of Syndicate

Any such communication shall take effect, in the case of a letter, at the time of delivery, in the case of telex at the time of receipt of answerback, and at the time of telephonic confirmation of receipt, in the case of notice by facsimile.

Any communication not by letter shall be confirmed by letter but failure to send or receive the letter of confirmation shall not invalidate the original communication.

15.   GOVERNING LAW AND JURISDICTION

(A) Governing Law: This Agreement shall be governed by and construed in accordance with English law.

(B) Jurisdiction:

(1) The courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and accordingly any legal action or proceedings arising out of or in connection with this Agreement ("Proceedings") may be brought in such courts. The Issuer irrevocably submits to the jurisdiction of such courts for the purposes of any Proceedings and waives any objection to any Proceedings in such courts whether on the grounds of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This submission is for the benefit of each of the Managers and shall not limit the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

(2) The Issuer irrevocably appoints Omnicom Finance Limited of 239 Old Marylebone Road, London NW1 5QT as its authorised agent for service of process in England. If for any reason such agent shall cease to be such agent for service of process, the Issuer shall forthwith, on request of MSSA, appoint a new agent for service of process in England acceptable to MSSA and deliver to MSSA a copy of the new agent's acceptance of that appointment within 30 days.

Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

This Agreement has been entered into on the date stated at the beginning.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Any party may enter into this Agreement by signing any such counterpart.

OMNICOM GROUP INC.

By:  DENIS STREIFF

MORGAN STANLEY S.A.

By:  ALICE BONARDI

SOCIETE GENERALE

By:  ALICE BONARDI

DRESDNER BANK AKTIENGESELLSCHAFT
BANQUE NATIONALE DE PARIS
PARIBAS
CREDIT AGRICOLE INDOSUEZ
CREDIT COMMERCIAL DE FRANCE
NATEXIS BANQUE
By:  ALICE BONARDI

                                   SCHEDULE I

(A) General : No action has been or will be taken in any jurisdiction by the Managers or the Issuer that would permit a public offering of the Notes, or possession or distribution of the Offering Circular (in preliminary or final form) or any other offering or publicity material relating to the Notes, in any country or jurisdiction where action for that purpose is required. Each Manager will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Notes or has in its possession or distributes the Offering Circular (in preliminary or final form) or any such other material, in all cases at its own expense. No Manager is authorised to make any representation or to use any information in connection with the issue, subscription and sale of the Notes other than as contained in the Offering Circular or any amendment or supplement thereto.

(B) United States: The Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an otherwise available exemption from the registration requirements of the Securities Act. Each Manager represents that it has offered and sold the Notes, and agrees that it will offer and sell the Notes (i) as part of their distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S under the Securities Act. Accordingly, neither it, its affiliates nor any person acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to the Notes, and it and they have complied and will comply with the offering restrictions requirement of Regulation S. Each Manager agrees that, at or prior to confirmation of sale of the Notes, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it during the restricted period a confirmation or notice to substantially the following effect:

      "The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the "Securities Act") and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date, except in either case in accordance with Regulation S under the Securities Act. Terms used above have the meaning given to them by Regulation S."

Terms used in this paragraph have the meanings given to them by Regulation S.

Except as contemplated by this Agreement, the Managers have not entered and will not enter, into any contractual arrangement with respect to the distribution or delivery of the Notes, except with their affiliates or with the prior written consent of the Issuer.

In addition, each of the Managers:

(1) except to the extent permitted under U.S. Treas. Reg. ss.1.163-5(c)(2)(i)(D) (the "D Rules"), (a) represents that it has not offered or sold, and during the restricted period agrees that it will not offer or sell, Notes in bearer form to a person who is within the United States or its possessions or to a United States person, and (b) it has not delivered and will not deliver within the United States or its possessions definitive Notes in bearer form that are sold during the restricted period;

(2) represents and agrees that it has, and throughout the restricted period will have, in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Notes in bearer form are aware that such Notes may not be offered or sold during the restricted period to a person who is within the United States or its possessions or to a United States person, except as permitted by the D Rules;

(3) if it is a United States person, each Manager represents that it is acquiring the Notes for purposes of resale in connection with their original issue and if it retains Notes in bearer form for its own account, will only do so in accordance with the requirements of U.S. Treas. Reg. ss.1.163-5(c)(2)(i)(D)(6); and

(4) with respect to each affiliate that acquires from any Manager Notes in bearer form for the purpose of offering or selling such Notes during the restricted period, each Manager either (a) repeats and confirms the representations and agreements contained in clauses (1), (2) and (3) on behalf of such affiliate or (b) agrees that it will obtain from such affiliate for the benefit of the Issuer the representations and agreements contained in clauses
(1), (2) and (3).

Terms used in this paragraph have the meanings given to them by the U.S. Internal Revenue Code and regulations thereunder, including the D Rules.

(C) United Kingdom: Each Manager represents to and agrees with the Issuer and each other Manager that:

      (a) No offer to public: it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to the expiry of the period of six months from the Closing Date except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

      (b) General compliance: it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and

      (c) Investment advertisements: it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

(D) Republic of France: Each Manager represents and agrees that the Notes are being issued outside the Republic of France and that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any Notes to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France the Offering Circular or any other offering material relating to the Notes.

                                   SCHEDULE II

                                     Part I

                                     Arthur
                                    Anderson

June 22, 1998

Morgan Stanley S.A.
c/o Pierre Massera
25 Rue de Balzac
75008 Paris France
for itself and on behalf of the
Managers of the Note issue which
are party to the Subscription Agreement
dated 22 June 1998

Dear Sirs:

We have audited the consolidated balance sheets of Omnicom Group Inc. and subsidiaries (the "Company" as of December 31,1007 and 1996, and the consolidated statements of income, shareholders' equity, and changes in financial position (cash flows) for each of the three years in the period ended December 31, 1997, and the related financial statement schedule, all incorporated by reference in the Company's Offering Circular (the "Offering Circular") covering the issuance of FRF 1,000,000,000, 5.20% Notes due 2005 (the "Notes"); or report with respect thereto dated February 18, 1998 (except for
Note 14 as to which the date is March 24, 1998), included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, is also incorporated by reference in the Offering Circular.

In connection with the Offering Circular:

      1. We are independent certified public accountants with respect to the Company within the meaning of Rule 101 of the American Institute of Certified Public Accountants' Code of Professional Conduct, and in interpretations and rulings.

      2. In our opinion, the financial statements audited by us, and incorporated by reference in the Offering Circular, comply in form in all material respects with the applicable accounting requirements of the Securities Exchange Act of 1934 (the "Act") and the related published rules and regulations thereunder.

      3. We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 1997; although we have conducted an audit for the year ended December 31, 1997, the purpose (and therefore the scope) of the audit was to enable us to express our opinion of the consolidated financial statements as of December 31, 1997, and for the year then ended, but not of the consolidated financial statements for any interim period within the year. Therefore, we are unable to and do not express any opinion on the unaudited balance sheet as of March 31, 1998 or the statements of income, retained earnings and changes in financial position (cash flows) for the three month period ended March 31, 1998 and 1997, incorporated by reference in the Offering Circular, or on the financial position, resulting of operations or changes in financial position (cash flows) as of any date or for any period subsequent to December 31, 1997.

                                     Arthur
                                    Andersen

Morgan Stanley S.A.
Page 2
June 22, 1998

      4. For purposes of this letter, we have read the 1998 minutes of the meetings of the Board of Directors, Audit Committee and Compensation Committee of Omnicom Group Inc. as set forth in the minute books as of June 22, 1998, officials of the Company having advised us that the minutes of all such meetings through the date were set forth therein; we have carried out other procedures to June 22, 1998, as follows:

            a. With respect to the three-month periods ended March 31, 1998, 1997 and 1996, we have:

                  i. Read the unaudited condensed consolidated balance sheets as of March 31, 1998 and 1997 and unaudited condensed consolidated statements of income for the three-month periods ended March 31, 1998, 1997 and 1996, incorporated by reference in the Offering Circular, and agree the amounts contained therein to the Company's accounting records as of March 31, 1998 and 1997 and for the three-month periods ended March 31, 1998, 1997 and 1996.

                  ii. Inquired of certain officials of the Company who have responsibility for financial and accounting matters whether the unaudited condensed consolidated financial statements referred to in a(i) and above: (1) are in conformity with generally accepted accounting principles in the United states applied on a basis substantially consistent with that of the audited consolidated financial statements incorporated by reference in the Offering Circular, and (2) comply as to form in all material respects with the applicable accounting requirements of the Act and the related published rules and regulations. Those officials stated that the unaudited condensed consolidated financial statements
                        (1) are in conformity with generally accepted accounting principles in the United States applied on a basis substantially consistent with that of the audited consolidated financial statements incorporated by reference in the Offering Circular, and (2) comply as to form in all material respects with the applicable accounting requirements of the Act and the related published rules and regulations.

            b. With respect to the period from April 1, 1998 through April 30, 1998, we have:

                  i. Read the unaudited condensed consolidated statements of income of the Company for the four-month periods ended April 30, 1998 and 1997 furnished us by the Company. [ILLEGIBLE] of the Company having advised us that no such financial statements as of any [ILLEGIBLE] any period subsequent to April 30, 1998 were available.

                  ii. Inquired of certain officials of the Company who have responsibility for financial and accounting matter whether the unaudited condensed consolidated statements of income referred to in (b)(i) are stated on a basis substantially consistent with that of the audited consolidated statements of income incorporated by reference in the Offering Circular. Those officials stated that the unaudited condensed consolidated statements of income referred to in b(i) are stated on a basis substantially consistent with that of the audited consolidated statements of income incorporated by reference in the Offering Circular.

                                     Arthur
                                    Andersen

Morgan Stanley S.A.
Page 3
June 22, 1998

      5. Because, as previously mentioned, no consolidated balance sheet, statement of shareholders' equity statement of changes in financial position (cash flows) as of any date or for any period subsequent to March 31, 1998, or statement of income for any period subsequent to April 30, 1998 are available, the procedures carried out by us with respect to changes in the consolidated balance sheet, statement of shareholders' equity, or statement of changes in financial position (cash flows) items after March 31, 1998, or for changes in the consolidated statement of income for any period subsequent to April 30, 1998 have been more limited than those with respect to the periods referred to in 4. We have inquired of certain officials of the Company who have responsibility for financial and accounting matters as to whether (a) at June 22, 1998, there was any change in capital stock, increase in long-term debt, increase in consolidated net current liabilities or decrease in shareholders' equity of the Company as compared with amounts shown on the March 31, 1998 unaudited condensed consolidated balance sheet incorporated by reference in the Offering Circular or (b) for the period from May 1, 1998 to June 22, 1998, there were any decreases, as compared with the corresponding period in the preceding year, in consolidated commissions and fees or in the total or per-share amounts of income before extraordinary items or of net income. Those officials stated that, except for the matters set out below in 5.a.,(1) at June 22, 1998, there was no change in capital stock, no increase in long-term debt, no increase in consolidated net current liabilities, and no decrease in shareholders' equity of the Company as compared with amounts shown on the March 31, 1998 unaudited condensed consolidated balance sheet incorporated by reference in the Offering Circular and
            (2) for the period from May 1, 1998 to June 22, 1998, there were no decreases, as compared with the corresponding period in the preceding year, in consolidated commissions and fees or in the total or per-share amounts of income before extraordinary items or of net income.

            a. The officials referred to in 5 above stated that the Company's consolidated net current liabilities have increased between March 31 and June 30 of each of the preceding two years (1997 and 1996). Although there is no consolidated balance sheet available for any date subsequent to March 31, 1998, those officials further stated it is possible that had a consolidated balance sheet as of June 22, 1998 have been available, it would disclose an increase in consolidated net current liabilities compared with amounts shown on the March 31, 1998 unaudited condensed consolidated balance sheet incorporated by reference in the Offering Circular, as a result of normal seasonal factors offset by the long-term refinancing of certain short-term indebtedness. In addition, although no consolidated balance sheet is available subsequent to March 31, 1998, those officials stated it is probable that were a consolidated balance sheet to have been available, it would disclose an increase in long-term debt as a result of the refinancing of short-term indebtedness, repurchases of the Company's common stock, acquisition related payments and other factors. Additionally, Company officials have informed us that the number of shares of common stock issued and outstanding was 169,712,975 at June 19, 1998, as compared to 169,970,855 at March 31, 1998.

      6. For accounting data shown on pages 19 to 22 of the Offering Circular pertaining to the years ended December 31, 1997, 1996 and 1995, and for the quarters ended March 31, 1998, 1997 and 1996, we have compared this data with the financial information contained in the audited annual Form 10-K and unaudited quarterly Form 10-Q's and found them to be in agreement.

                                     Arthur
                                    Andersen

Morgan Stanley S.A.
Page 3
June 22, 1998

      7. For purposes of this letter, we have performed additional procedures described in Schedule A under the heading "Procedures and Findings", which were applied as indicated with respect to the items so identified.

            It should be understood that we have no responsibility for establishing (and did not establish) the scope and nature of the procedures enumerated in paragraphs 3 through 7 above; rather the procedures enumerated therein are those the requesting party asked us to perform. Accordingly, we make no representations regarding questions of legal interpretation, nor do we provide any assurance as to matters relating to the Company's solvency, adequacy of its capital or ability to pay its debts, or regarding the sufficiency for your purposes of the procedures enumerated in the preceding paragraphs; also, such procedures would not necessarily reveal any material misstatement of amounts discussed above. Further, we have addressed ourselves solely to the foregoing data as set forth in the Offering Circular and make no representations regarding the adequacy of disclosure or regarding whether any material facts have been omitted. This letter relates only to the financial statement items specified above and does not extend to any financial statements of the Company.

            The foregoing procedures do not constitute an audit conducted in accordance with generally accepted auditing standards in the United States. We make no representations regarding the sufficiency of the foregoing procedures for your purposes. Had we performed additional procedures or had we conducted an audit or a review, other matters might have come to our attention that would have been reported to you.

            The procedures herein should not be taken to supplant any additional inquiries of procedures that you would undertake in your consideration of the proposed offering.

            This letter is solely for the information of the addressee and to assist Morgan Stanley S.A. and the other Managers (the "Managing Group") in conducting and documenting their investigation of the affairs of the Company in connection with the offering of the Notes covered by the Offering Circular, and it is not to be used, circulated, quoted, or otherwise referred to within or without the Managing Group for any purpose, including but not limited to the registration, purchase, or sale of Notes, nor is it to be filed with or referred to in whole or in part in the Offering Circular or any other document, except that reference may be made to it in any list of closing documents pertaining to the offering of the Notes covered by the Offering Circular.

            Very truly yours,

            /s/ Arthur Anderson LLP
            -----------------------
            ARTHUR ANDERSEN LLP

                                   Schedule A

                   PROCEDURES AND FINDINGS FOR WORK PERFORMED
                       WITH RESPECT TO INFORMATION IN THE
                       OFFERING CIRCULAR OR IN DOCUMENTS
               INCORPORATED BY REFERENCE IN THE OFFERING CIRCULAR

Reference           Description                    Procedures and Findings
---------           -----------                    -----------------------

Description of the  The statement that in 1997    We traced and recomputed
Issuer, page 13     and 1996, 50% and 51%         the indicated percentages
                    respectively, of Omnicom      to a schedule prepared by
                    Group's billing came from     the Company, noting
                    its non-U.S. operations.      agreement. We noted the
                                                  billings percentages do not
                                                  represent percentage of
                                                  domestic and international
                                                  invoices rendered to clients,
                                                  but rather the term "billings"
                                                  as used in this content is
                                                  used to describe the volume of
                                                  advertising purchased by
                                                  clients which is derived based
                                                  upon methods disclosed
                                                  under (*) in the Company's
                                                  1997 Annual Report to
                                                  Shareholders in the
                                                  Comparative Highlights table.

Clients, page 15    The statement that            We traced and recomputed the
                    Omnicom's ten largest         indicated percentages to a
                    clients accounted for         schedule prepared by the
                    approximately 20% of          Company, noting agreement.
                    1997 commissions and fees.

The Issuer's        The actual components         We traced or recomputed
Capitalisation,     of short-term and             the indicated amounts to
page 18             long-term debt as             data as shown on a schedule
                    of March 31, 1998 and         prepared by the Company,
                    March 31, 1997.               noting agreement.

The Issuer's        The actual components         We traced the indicated
Capitalisation,     of shareholders' equity       amounts to data as shown
pages 18            as of March 31, 1998          on a schedule prepared by
                    and March 31, 1997.           the Company, noting
                                                  agreement.

Reference           Description                   Procedures and Findings
---------           -----------                   -----------------------

The Issuer's        Total capitalisation          We added total long-term
Capitalisation,     at March 31, 1998             debt and total shareholders'
page 18             and March 31, 1997.           equity, noting agreement
                                                  with total capitalisation at
                                                  March 31, 1998 and
                                                  March 3, 1997.

                                     Part II

Morgan Stanley S.A.
on behalf of the managers of the
issue mentioned below

                                                                    24 June 1998

Dear Sirs,

                               OMNICOM GROUP INC.
                         FRF1,000,000,000 5.20 per cent.
                                 Notes due 2005

We refer to our letter of 22 June 1998. We are pleased to advise you that we reaffirm the contents of that letter as at today's date.

This letter is given solely for the information of the persons to whom it is addressed and may not be relied upon by any other person.

Yours faithfully,

Arthur Andersen LLP

By: